Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: March 25, 2025	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS QUARTERLY DIVIDEND AND ANNOUNCES THE APPOINTMENT OF JUSTIN D. ELLISON AS VICE PRESIDENT OF INFORMATION SECURITY

KEARNEY, NE -- (BUSINESS WIRE) -- The Buckle, Inc. (NYSE: BKE) announced that at its quarterly meeting of the Board of Directors, held on March 24, 2025, the Board authorized a $0.35 per share quarterly dividend to be paid to shareholders of record at the close of business on April 15, 2025, with a payment date of April 29, 2025.

The Company also announced that Justin D. Ellison has been appointed to the position of Vice President of Information Security effective February 28, 2025. Mr. Ellison has been employed by Buckle since December 2005 and most recently served as Senior Director of Information Security.

Dennis H. Nelson, President and Chief Executive Officer, commented, “Justin has been a valuable member of our information technology team for nearly 20 years. He has made a significant impact by leading our cybersecurity risk management and strategic initiatives with his deep understanding of our underlying architecture, technologies, and systems - acquired through his years of dedicated service to Buckle.”

About Buckle

Buckle is a specialty retailer focused on delivering exceptional service and style through unforgettable experiences. Offering a curated mix of high-quality, on-trend apparel, accessories, and footwear, Buckle is for those living the styled life. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 440 retail stores in 42 states.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

News releases and other information on The Buckle, Inc.
can be accessed at www.buckle.com
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